Exhibit 3.5

STATE OF DELAWARE

CERTIFICATE OF CORPORATE DOMESTICATION

OF

HEALTH SCIENCES ACQUISITIONS CORPORATION 2

Pursuant to Sections 103 and 388

of the General Corporation Law of the State of Delaware

Health Sciences Acquisitions Corporation 2, presently a Cayman Islands exempted company, organized and existing under the laws of the Cayman Islands (the “Non-Delaware Corporation”), does hereby certify:

1. The Non-Delaware Corporation was first formed on May 25, 2020.

2. The name under which the Non-Delaware Corporation was first formed was “Health Sciences Acquisitions Corporation 2”, and the jurisdiction where the Non-Delaware Corporation was first formed is the Cayman Islands.

3. The name of the Non-Delaware Corporation immediately prior to filing this Certificate of Corporate Domestication (this “Certificate”) is “Health Sciences Acquisitions Corporation 2”.

4. The jurisdiction that constituted the seat, siege social, or principal place of business or central administration of the Non-Delaware Corporation or any other equivalent thereto under applicable law, immediately prior to the filing of this Certificate was the Cayman Islands.

5. The name of the Non-Delaware Corporation as set forth in the Certificate of Incorporation being filed with the Secretary of State of the State of Delaware in accordance with Section 388 of the General Corporation Law of the State of Delaware is “Health Sciences Acquisitions Corporation 2”.

6. The domestication has been approved in the manner provided for by the document, instrument, agreement or other writing, as the case may be, governing the internal affairs of the Non-Delaware Corporation and the conduct of its business or by applicable law of the Cayman Islands, as appropriate.

7. All provisions of the plan of domestication, as set forth in Section 2.1 of the Agreement and Plan of Merger, dated as of July 4, 2022 (as amended to date), by and among the Non-Delaware Corporation, HSAC Olympus Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of the Non-Delaware Corporation, and Orchestra BioMed, Inc., a Delaware corporation (the “Plan of Domestication”), have been approved in accordance with all applicable laws of the Cayman Islands, including any approval required under the laws of the Cayman Islands for the authorization of the type of corporate action specified in the Plan of Domestication.

[Signature on next page.]

IN WITNESS WHEREOF, the undersigned being duly authorized to sign on behalf of the domesticating Non-Delaware Corporation has executed this Certificate on the day of [●], 2023.

HEALTH SCIENCES ACQUISITION CORPORATION 2

By:
Name:	Roderick Wong, M.D.
Title:	President and Chief Executive Officer

[Signature Page to Certificate of Corporate Domestication]